Exhibit 99.1

DHT Maritime, Inc. Announces Formation of Holding Company

ST. HELIER, JERSEY, CHANNEL ISLANDS, March 1, 2010 — DHT Maritime, Inc. (NYSE:DHT) announced today that it has completed a series of transactions that resulted in DHT Holdings, Inc., a newly formed corporation organized in the Marshall Islands, becoming the publicly held parent company of DHT Maritime, Inc.  As a result of the transactions, each shareholder of DHT Maritime, Inc. holds one share of DHT Holdings, Inc. common stock for each share of DHT Maritime, Inc. common stock held by such shareholder immediately prior to the series of transactions.

At market open on March 2, 2010, the new DHT Holdings, Inc. shares will trade on the NYSE under the symbol “DHT”, the same symbol under which the shares of DHT Maritime, Inc. common stock previously traded, and will retain the CUSIP number Y2065G105.

Additional information regarding the transactions can be found on our website at www.dhtmaritime.com and in our filings with the Securities and Exchange Commission at www.sec.gov.

About DHT Holdings, Inc.

DHT Maritime, Inc., a wholly owned subsidiary of DHT Holdings, Inc., operates a fleet of double-hull crude oil tankers. The company’s fleet currently consists of three very large crude carriers, which are tankers ranging in size from 200,000 to 320,000 deadweight tons, or ‘‘dwt,’’ two Suezmax tankers, which are tankers ranging in size from 130,000 to 170,000 dwt, and four Aframax tankers, which are tankers ranging in size from 80,000 to 120,000 dwt. The company’s fleet principally operates on international routes and had a combined carrying capacity of 1,656,921 dwt and a weighted average age of 9.7 years as of December 31, 2009.

CONTACT: DHT Holdings, Inc.

Eirik Ubøe, +44 1534 639 759 and +47 412 92 712

info@dhtmaritime.com and eu@tankersservices.com

SOURCE: DHT Holdings, Inc.